Exhibit 99.1

767 Fifth Avenue New York, NY 10153	News Contact: Investor Relations: Dennis D’Andrea (212) 572-4384 Media Relations: Alexandra Trower (212) 572-4430

THE ESTÉE LAUDER COMPANIES DELIVERS STRONG FISCAL YEAR 2017 RESULTS

– Fourth Quarter Reported Net Sales Increased 9%; Up 11% in Constant Currency –

– Full Year Reported Net Sales Rose 5%; Up 7% in Constant Currency –

– Full Year Reported EPS Increased 13%; Adjusted Constant Currency EPS Up 11% –

– Momentum Continues in Fiscal 2018 –

New York, NY, August 18, 2017 - The Estée Lauder Companies Inc. (NYSE: EL) today reported strong financial results for its fourth quarter and fiscal year ended June 30, 2017.

Fabrizio Freda, President and Chief Executive Officer, said, “Throughout the fiscal year, our momentum accelerated, culminating in an outstanding fourth-quarter performance that completed another year of strong net sales and earnings per share growth. These results reflect our success in pivoting our business to the fastest-growing areas of prestige beauty to align with consumers’ changing shopping preferences.  With our leading brands, quality innovations and the acquisition of two makeup brands, we attracted new consumers globally.  Our business accelerated in our online direct-to-consumer and retailer e-commerce sites, as well as in the travel retail and specialty-multi channels, and we built momentum in key geographies, like China and Italy, aided by enhanced digital and social media communications.  Additionally, we began to further improve our organizational efficiency and effectiveness through our Leading Beauty Forward initiative.  Importantly, we delivered this performance in the face of external global volatility and one of the biggest moments of change in our industry.”

Mr. Freda continued, “We expect the great momentum we built throughout the past year to continue in fiscal 2018. We are well-positioned to deliver strong profitable growth as we deploy our prestige brand portfolio to new consumers globally through our hero product franchises and robust new product pipeline, new digital-first marketing approach, and focused expansion for our smaller to mid-sized brands.

“In our 2018 fiscal year, we expect to see initial net benefits from our Leading Beauty Forward initiative and we will continue to focus on increasing the efficiency of our operations, eliminating non-value-added costs and generating sales leverage, while strategically reinvesting to support strong and sustainable growth.  Our full-year outlook in constant currency reflects net sales growth of 7% to 8%, including incremental sales from our fiscal 2017 acquisitions, and 9% to 11%

earnings per share growth.  Looking out over the next three years, we continue to target constant currency net sales growth of 6% to 8% and double-digit EPS growth.”

For the three months ended June 30, 2017, the Company reported net sales of $2.89 billion, a 9% increase compared with $2.65 billion in the prior-year period.  The recent acquisitions of Too Faced and BECCA performed ahead of plan with incremental sales contributing approximately 3.5 percentage points of the reported sales growth.  The Company posted sales growth in most brands and across-the-board sales gains in all geographic regions and product categories, except hair care.  Fiscal 2017 fourth quarter sales benefitted from innovative new products and double-digit growth in several developed and emerging markets, particularly China.  The Company also generated double-digit gains in its travel retail, online and specialty-multi channels.

Net earnings for the quarter were $229 million, compared with $94 million last year, and diluted net earnings per common share was $.61, compared with $.25 reported in the same prior-year period.  These results include the effect of restructuring and other charges, and other adjustments described below.

Excluding the impact of foreign currency translation, net sales increased 11%.  For the quarter, the negative impact of foreign currency translation on diluted net earnings per common share was $.01.  Adjusting for the restructuring and other charges and the adjustments noted below, diluted net earnings per common share for the three months ended June 30, 2017 was $.51, and in constant currency rose 25%.

For the year, the Company achieved net sales of $11.82 billion, a 5% increase compared with $11.26 billion in the prior year. Incremental sales from the Company’s recent acquisitions of Too Faced and BECCA contributed approximately 2 percentage points of the reported sales growth.   Net earnings for the year were $1.25 billion, a 12% increase, compared with $1.11 billion last year, and diluted net earnings per common share rose 13% to $3.35, compared with $2.96 reported in the prior year, including the effect of adverse currency translation, restructuring and other charges and adjustments described below.

Excluding the impact of foreign currency translation, net sales increased 7%.  The negative impact of foreign currency translation on diluted net earnings per common share was $.12.  Adjusting for the restructuring and other charges and the adjustments noted below, diluted net earnings per common share for the fiscal year ended June 30, 2017 was $3.47, and in constant currency rose 11%.  Information about GAAP and non-GAAP financial measures, including reconciliation information, is included in this release.

During the fiscal 2017 fourth quarter, the Company recorded restructuring and other charges of $78 million ($55 million after tax), equal to $.15 per diluted share, in connection with its previously announced Leading Beauty Forward initiative.  Additionally, in the fiscal 2017 fourth quarter, the Company recorded adjustments related to fiscal 2015 and 2016 acquisitions and recognized a net gain of $27 million ($19 million after tax), equal to $.05 per share, reflecting changes in fair value of its contingent consideration and charges for the impairment of goodwill and other intangible assets.  The Company also recorded a $75 million benefit, equal to $.20 per share, resulting from the reversal of a deferred tax asset valuation allowance related to previously non-deductible advertising and promotional expenses in China.

During fiscal 2017, the Company recorded restructuring and other charges of $212 million ($143 million after tax), equal to $.38 per diluted share, in connection with its Leading Beauty Forward initiative.  For the full fiscal year, the net gain recognized for the changes in fair value of the Company’s contingent consideration and charges for the impairment of goodwill and other intangible assets was $26 million ($21 million after tax), equal to $.06 per share.

During the fiscal 2016 fourth quarter, the Company recorded charges of $100 million ($68 million after tax), equal to $.18 per share, in connection with its global technology infrastructure and Leading Beauty Forward initiatives.  During fiscal 2016, the Company recorded charges of $134 million ($90 million after tax), equal to $.24 per share, in connection with these initiatives.  Additionally, during the 2016 fourth quarter and full year, the Company recorded adjustments of an $8 million gain (equal to $.01 per share) and $8 million of expense (equal to $.02 per share), respectively, for changes in fair value of its acquisition-related contingent consideration. See tables on page 13.

	Three Months Ended June 30, 2017							Three Months Ended June 30
Reconciliation between GAAP and non-GAAP	Net Sales Growth			Diluted EPS Growth				Diluted Earnings Per Share
(Unaudited)	Reported Basis		Constant Currency	Reported Basis		Constant Currency		2017	2016
Results including restructuring and other charges and adjustments	9	%(1)	11%	100	+%(1)	100	+%	$.61 (1)	$.25 (1)
Non-GAAP
Restructuring and other charges								.15	.18
Contingent consideration								(.11)	(.01)
Intangible asset impairments								.06	—
China deferred tax asset valuation allowance reversal								(.20)	—
Adjusted results	9%		11%	21%		25%		.51	$.42
Impact of foreign currency on earnings per share								.01
Constant currency earnings per share								$.52

	Year Ended June 30, 2017						Year Ended June 30
Reconciliation between GAAP and non-GAAP	Net Sales Growth			Diluted EPS Growth			Diluted Earnings Per Share
(Unaudited)	Reported Basis		Constant Currency	Reported Basis		Constant Currency	2017	2016
Results including restructuring and other charges and adjustments	5	%(1)	7%	13	%(1)	17%	3.35 (1)	$2.96	(1)
Non-GAAP
Restructuring and other charges							.38	.24
Contingent consideration							(.12)	.02
Intangible asset impairments							.06	—
China deferred tax asset valuation allowance reversal							(.20)	—
Adjusted results	5%		7%	8%		11%	3.47	$3.22
Impact of foreign currency on earnings per share							.12
Constant currency earnings per share							$3.59

(1) Represents GAAP.

Amounts may not sum due to rounding.

Full Year Results by Product Category

	Year Ended June 30
(Unaudited; Dollars in millions)	Net Sales		Percent Change		Operating Income (Loss)		Percent Change
	2017	2016	Reported Basis	Constant Currency	2017	2016	Reported Basis
Skin Care	$4,527	$4,446	2%	3%	$1,014	$842	20%
Makeup	5,054	4,702	7	9	713	758	(6)
Fragrance	1,637	1,487	10	13	115	87	32
Hair Care	539	554	(3)	(2)	51	52	(2)
Other	69	74	(7)	(7)	11	5	100 +
Subtotal	11,826	11,263	5	7	1,904	1,744	9
Returns and charges associated with restructuring and other activities	(2)	(1)			(212)	(134)
Total	$11,824	$11,262	5%	7%	$1,692	$1,610	5%

Net sales and operating income in the Company’s product categories were unfavorably impacted by the strength of the U.S. dollar in relation to most currencies.  Total operating income in constant currency, before charges and other adjustments, increased 11%.

Skin Care

•                  Net sales increased, with strong double-digit gains from La Mer, driven by the success of new and existing products, as well as targeted expanded consumer reach.

•                  The Estée Lauder brand delivered solid sales growth, primarily in travel retail and China, due, in part, to gains in the Advanced Night Repair and Revitalizing Supreme franchises.  Outstanding double-digit sales growth from GLAMGLOW reflected additional product assortments and targeted expanded consumer reach.

•                  Several other brands, including Bobbi Brown, Origins and Aveda, each posted solid gains.  These increases were partially offset by lower skin care sales from Clinique.

•                  Operating income increased sharply, primarily from La Mer and Estée Lauder, reflecting higher sales. Estée Lauder also benefitted from a favorable comparison to higher spending behind launches in the prior-year period.  Skin care operating income reflected the favorable year-over-year net impact of the changes in fair value of contingent consideration and the impairment of goodwill and other intangible assets, as previously discussed.  Despite lower sales, Clinique had higher operating income, reflecting disciplined expense management.

Makeup

•                  Makeup sales increased, primarily driven by incremental sales from the Company’s fiscal 2017 second quarter acquisitions of Too Faced and BECCA, exceptionally strong double-digit increases from Tom Ford in every region, and double-digit gains from Smashbox, La Mer and Estée Lauder.

•                  The increased sales from Tom Ford were driven primarily by its lip color franchises, including new product offerings, such as the Tom Ford Soleil Color Collection.  Sales gains at Smashbox reflect the strength of the makeup category in specialty-multi.  La Mer’s sales increase reflected the continued success of the SkinColor Collection.  At Estée Lauder, higher sales were fueled by the Double Wear and Pure Color product lines.

•                  The overall increase in makeup sales also resulted from M•A•C growth internationally, as well as our brands’ expansion in specialty-multi to reach new consumers.

•                  These increases were partially offset by lower makeup sales in the United States, primarily from Clinique and M•A•C, due to slow foot traffic in some U.S. brick-and-mortar department and freestanding stores, particularly in smaller malls and certain tourist-driven doors.

•                  Makeup operating income declined.  Strong growth from Tom Ford and Estée Lauder, primarily due to higher sales, were more than offset by declines from Clinique and M•A•C, mainly reflecting their lower sales in the United States. Also contributing to the lower results were transaction costs related to the Company’s fiscal 2017 acquisitions.

Fragrance

•                  Net sales increased, primarily due to strong double-digit gains from luxury brands Jo Malone London, Tom Ford and Le Labo, and incremental sales from the recent acquisition of By Kilian.

•                  Jo Malone delivered outstanding double-digit sales increases in every region, reflecting strong growth from existing fragrances, brand expansion and the recent launch of Basil & Neroli.

•                  Increased sales from Tom Ford reflect, in part, the continued success and growth of existing fragrances, as well as new product launches.

•                  Le Labo benefitted from growth in existing products and new launches and targeted expanded consumer reach.

•                  Fragrance operating income increased sharply, reflecting higher sales from Jo Malone, as well as disciplined expense management in certain designer fragrances.  The increase also reflected the favorable year-over-year net impact of the changes in fair value of contingent consideration and the impairment of goodwill and other intangible assets, as previously discussed.

Hair Care

•                  Hair care sales decreased slightly, primarily due to a difficult comparison with several product launches in the prior year.

•                  Hair care operating income decreased slightly, reflecting the lower sales, partially offset by effective expense management.

Full Year Results by Geographic Region

	Year Ended June 30
(Unaudited; Dollars in millions)	Net Sales		Percent Change		Operating Income (Loss)		Percent Change
	2017	2016	Reported Basis	Constant Currency	2017	2016	Reported Basis
The Americas	$4,819	$4,710	2%	2%	$284	$346	(18)%
Europe, the Middle East & Africa	4,650	4,381	6	10	1,203	1,027	17
Asia/Pacific	2,357	2,172	9	9	417	371	12
Subtotal	11,826	11,263	5	7	1,904	1,744	9
Returns and charges associated with restructuring and other activities	(2)	(1)			(212)	(134)
Total	$11,824	$11,262	5%	7%	$1,692	$1,610	5%

Net sales and operating income in the Company’s geographic regions were unfavorably impacted by the strength of the U.S. dollar in relation to most currencies.

The Americas

•                  Sales in North America benefitted from incremental sales from the recent acquisitions of Too Faced, BECCA and By Kilian.

•                  Many of the Company’s brands generated sales growth, led by double-digit gains from Tom Ford, Smashbox and Jo Malone, and strong gains from La Mer.

•                  Sales in the Company’s online and specialty-multi channels grew strong double digits.

•                  The growth in these areas was partially offset by sales decreases, primarily attributable to the decline in retail traffic in some U.S. brick-and-mortar department and freestanding stores, principally for M•A•C, Estée Lauder and Clinique.  A decrease in tourist spending also adversely affected sales in certain U.S. M•A•C stores.

•                  Sales in Canada were flat for the year, and in Latin America, sales increased double-digits.

•                  Operating income in the Americas decreased, primarily reflecting lower sales of M•A•C.  Partially offsetting this decrease was the favorable year-over-year net impact of the changes in fair value of contingent consideration and the impairment of goodwill and other intangible assets, as well as disciplined expense management in certain heritage brands.

Europe, the Middle East & Africa

•                  As reported, most markets recorded sales growth, with many posting double-digit increases, led by Russia, Italy, the Balkans, Israel and India.

•                  Foreign currency translation reduced reported sales by 4%, with the largest impact from the deterioration of the pound sterling.

•                  In constant currency, sales in the region grew solid double-digits, with virtually all countries generating sales gains.  Double-digit growth was posted in several markets, including Italy, Russia, the Balkans, Central Europe, and India, as well as strong growth in the U.K. and Germany.

•                  In travel retail, exceptionally strong double-digit sales growth was generated across most brands, led by Tom Ford, Jo Malone, La Mer, M•A•C, and strong gains from Estée Lauder.  Growth in global airline passenger traffic, solid new launch initiatives, and targeted expanded consumer reach contributed sharply to the sales gains.

•                  In constant currency, lower sales were posted in the Middle East, driven by retailer inventory rebalancing, reflecting the impact of the macro-environment on consumer purchases.

•                  Operating income increased, led by strong double-digit operating results in travel retail and Switzerland and solid gains in the U.K.  Operating income in the region also reflected the favorable year-over-year net impact of the changes in fair value of contingent consideration and the impairment of goodwill and other intangible assets.  The higher results were partially offset by lower results in the Middle East, France and Turkey.

Asia/Pacific

•                  All markets recorded growth, except Hong Kong.  On a reported basis and in constant currency, sales increased, led by strong double-digit growth in China.

•                  The higher sales in China reflected strong double-digit gains in most brands.  Estée Lauder, La Mer and M•A•C contributed sharply to the sales growth.  Sales benefitted, in part, from targeted expanded consumer reach and reflected double-digit online sales growth in every brand, including the launch of M•A•C on Tmall in China.  Sales in department stores posted strong gains, while freestanding stores generated double-digit growth.

•                  Strong sales growth was generated in Japan, Korea and Taiwan.  The Company’s business in Hong Kong continues to stabilize and returned to growth in the fourth quarter.

•                  Sales in the region grew strong double-digits in Tom Ford, Jo Malone, La Mer and M•A•C.

•                  In Asia/Pacific, operating income increased, primarily due to higher results in China, Japan, Korea and Taiwan driven by higher sales. Operating results were lower in Hong Kong and Indonesia.

Cash Flows from Operating Activities

•                  For the twelve months ended June 30, 2017, net cash flows provided by operating activities were $1.80 billion, compared with $1.79 billion in the prior year.

•                  The improvement primarily reflected an increase in net earnings, partially offset by unfavorable changes in certain working capital components, as well as the impact from the payments related to the implementation of the Company’s Leading Beauty Forward initiative.

•                  Before the impact of Leading Beauty Forward, the Company’s net cash flows provided by operating activities increased 7%.

Reconciliation between GAAP and non-GAAP	Net Cash Flows Provided By Operating Activities
	Year Ended June 30				Percent
(Unaudited; Dollars in millions)	2017		2016		Change
Results as reported	$1,800	(1)	$1,789	(1)	1%
Non-GAAP
Impact of Leading Beauty Forward	106		—
Results excluding Leading Beauty Forward	$1,906		$1,789		7%

(1) Represents GAAP.

Outlook for Fiscal 2018 First Quarter and Full Year

Global prestige beauty remains vibrant and is estimated to grow approximately 4% to 5% during the year.  The Company’s annual growth has consistently outpaced global prestige beauty and is expected to continue to grow at least two percentage points ahead of the industry for fiscal 2018.  The Company expects sales growth to benefit from high-quality products, strong innovation, outreach to new target consumers and growth from recent acquisitions, while continuing to pivot to a digital-first marketing approach and fast-growing markets and channels as consumer preferences evolve.

We are mindful of risks related to social and political issues, geopolitical tensions, terrorism, currency volatility and economic challenges affecting consumer spending in certain countries. The Company is also cautious of the decline in retail traffic, primarily related to some brick-and-mortar department stores and certain tourist-driven doors in the United States.

Full Year Fiscal 2018

•                  Net sales are forecasted to increase between 8% and 9% versus the prior-year period.

•                  Foreign currency translation is expected to positively impact sales by approximately 1% versus the prior-year period.

•                  Net sales are forecasted to grow between 7% and 8% in constant currency.

•                  The Company’s fiscal 2017 acquisitions of Too Faced and BECCA are forecasted to contribute approximately 2 percentage points to the Company’s overall sales growth.

These acquisitions are estimated to be accretive to earnings per share by approximately $.01.

•                  Reported diluted net earnings per share are projected to be between $3.60 and $3.70.

•                  The Company expects to take charges associated with previously approved restructuring and other activities in fiscal 2018 of approximately $135 million to $155 million, equal to $.24 to $.27 per diluted common share.

•                  Diluted net earnings per share before charges associated with restructuring and other activities are projected to be between $3.87 and $3.94.

•                  The positive currency impact on the sales growth equates to about $.09 of earnings per share.  On a constant currency basis, before charges associated with restructuring and other activities, diluted earnings per share are expected to increase between 9% and 11%.

First Quarter Fiscal 2018

•                  Net sales are forecasted to increase between 9% and 10% versus the prior-year period both on a reported and constant currency basis.

•                  The Company’s fiscal 2017 acquisitions of Too Faced and BECCA are forecasted to contribute approximately 4 percentage points to the Company’s overall sales growth.  These acquisitions are estimated to dilute earnings per share by approximately $.01.

•                  Reported diluted net earnings per share are projected to be between $.85 and $.89.

•                  The Company expects to take charges associated with previously approved restructuring and other activities in its fiscal 2018 first quarter of approximately $45 million to $50 million, equal to $.08 to $.09 per diluted common share.

•                  Diluted net earnings per share before charges associated with restructuring and other activities are projected to be between $.94 and $.97 for an increase of 12% to 15% over the prior-year period.

Reconciliation between GAAP and	Three Months Ending September 30, 2017 (F)						Three Months September 30
non-GAAP	Net Sales Growth			Diluted EPS Growth			Diluted Earnings Per Share
(Unaudited)	Reported Basis		Constant Currency	Reported Basis		Constant Currency	2017 (F)		2016
Forecast / actual results including charges	9-10	%(1)	9-10%	8-13	%(1)	8-13%	$.85- $.89	(1)	$.79	(1)
Non-GAAP
Restructuring and other charges							.08 -.09		.05
Forecast / actual results excluding charges	9-10%		9-10%	12-15%		12-15%	$.94 - $.97		$.84
Impact of foreign currency on earnings per share							—
Forecasted constant currency earnings per share							$.94 - $.97

(1) Represents GAAP.

(F) Represents forecast

Reconciliation between GAAP and	Year Ending June 30, 2018 (F)						Twelve Months June 30
non-GAAP	Net Sales Growth			Diluted EPS Growth			Diluted Earnings Per Share
(Unaudited)	Reported Basis		Constant Currency	Reported Basis		Constant Currency	2018 (F)	2017
Forecast / actual results including charges / adjustments	8-9	%(1)	7-8%	7-10	%(1)	5-8%	$3.60 - $3.70 (1)	$3.35 (1)
Non-GAAP
Restructuring and other charges							.24 -.27	.38
Contingent consideration								(.12)
Intangible asset impairments								.06
China deferred tax asset valuation allowance reversal								(.20)
Forecast / actual results adjusted	8-9%		7-8%	11-13%		9-11%	$3.87 - $3.94	$3.47
Impact of foreign currency on earnings per share							(.09)
Forecasted constant currency earnings per share							$3.78 - $3.85

(1) Represents GAAP.

(F) Represents forecast

Conference Call

The Estée Lauder Companies will host a conference call at 9:30 a.m. (ET) today, August 18, 2017 to discuss its results.  The dial-in number for the call is 888-294-4716 in the U.S. or 706-902-0101 internationally (conference ID number: 65289585).  The call will also be webcast live at http://www.elcompanies.com/investors/events-and-presentations.

Cautionary Note Regarding Forward-Looking Statements

The forward-looking statements in this press release, including those containing words like “expect,” “plans,” “may,” “could,” “anticipate,” “estimate,” “projected,” “forecasted,” those in Mr. Freda’s remarks and those in the “Outlook for Fiscal 2018 First Quarter and Full Year” section involve risks and uncertainties.  Factors that could cause actual results to differ materially from those forward-looking statements include the following:

(1)               increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses;

(2)               the Company’s ability to develop, produce and market new products on which future operating results may depend and to successfully address challenges in the Company’s business;

(3)               consolidations, restructurings, bankruptcies and reorganizations in the retail industry, and other factors causing a decrease in the number of stores that sell the Company’s products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company’s competitors or ownership of competitors by the Company’s customers that are retailers and our inability to collect receivables;

(4)               destocking and tighter working capital management by retailers;

(5)               the success, or changes in timing or scope, of new product launches and the success, or changes in the timing or the scope, of advertising, sampling and merchandising programs;

(6)               shifts in the preferences of consumers as to where and how they shop;

(7)               social, political and economic risks to the Company’s foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;

(8)               changes in the laws, regulations and policies (including the interpretations and enforcement thereof) that affect, or will affect, the Company’s business, including those relating to its products or distribution networks, changes in accounting standards, tax laws and regulations, environmental or climate change laws, regulations or accords, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action the Company may take as a result;

(9)               foreign currency fluctuations affecting the Company’s results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company’s operating and manufacturing costs outside of the United States;

(10)        changes in global or local conditions, including those due to the volatility in the global credit and equity markets, natural or man-made disasters, real or perceived epidemics, or energy costs, that could affect consumer purchasing, the willingness or ability of consumers to travel and/or purchase the Company’s products while traveling, the financial strength of the Company’s customers, suppliers or other contract counterparties, the Company’s operations, the cost and availability of capital which the Company may need for new equipment, facilities or acquisitions, the returns that the Company is able to generate on its pension assets and the resulting impact on its funding obligations, the cost and availability of raw materials and the assumptions underlying the Company’s critical accounting estimates;

(11)        shipment delays, commodity pricing, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities that manufacture nearly all of the Company’s supply of a particular type of product (i.e. focus factories) or at the Company’s distribution or inventory centers, including disruptions that may be caused by the implementation of information technology initiatives or by restructurings;

(12)        real estate rates and availability, which may affect the Company’s ability to increase or maintain the number of retail locations at which the Company sells its products and the costs associated with the Company’s other facilities;

(13)        changes in product mix to products which are less profitable;

(14)        the Company’s ability to acquire, develop or implement new information and distribution technologies and initiatives on a timely basis and within the Company’s cost estimates and the Company’s ability to maintain continuous operations of such systems and the security of data and other information that may be stored in such systems or other systems or media;

(15)        the Company’s ability to capitalize on opportunities for improved efficiency, such as publicly-announced strategies and restructuring and cost-savings initiatives, and to integrate acquired businesses and realize value therefrom;

(16)        consequences attributable to local or international conflicts around the world, as well as from any terrorist attack, retaliation or similar threats;

(17)        the timing and impact of acquisitions, investments and divestitures; and

(18)        additional factors as described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2016.

The Company assumes no responsibility to update forward-looking statements made herein or otherwise.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products. The Company’s products are sold in over 150 countries and territories under brand names including: Estée Lauder, Aramis, Clinique, Prescriptives, Lab Series, Origins, Tommy Hilfiger, M•A•C, Kiton, La Mer, Bobbi Brown, Donna Karan New York, DKNY, Aveda, Jo Malone London, Bumble and bumble, Michael Kors, Darphin, Tom Ford, Smashbox, Ermenegildo Zegna, AERIN, Tory Burch, RODIN olio lusso, Le Labo, Editions de Parfums Frédéric Malle, GLAMGLOW, By Kilian, BECCA and Too Faced.

ELC-F

ELC-E

THE ESTÉE LAUDER COMPANIES INC.

CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited; In millions, except per share data and percentages)

	Three Months Ended June 30		Percent	Year Ended June 30		Percent
	2017	2016	Change	2017	2016	Change

Net Sales (A)	$2,894	$2,646	9%	$11,824	$11,262	5%
Cost of sales (A)	613	511		2,437	2,181
Gross Profit	2,281	2,135	7%	9,387	9,081	3%

Gross Margin	78.8%	80.7%		79.4%	80.6%

Operating expenses:
Selling, general and administrative (B)	1,947	1,893		7,469	7,338
Restructuring and other charges (A)	73	99		195	133
Goodwill impairment (C)	28	—		28	—
Impairment of other intangible assets (C)	3	—		3	—
	2,051	1,992	3%	7,695	7,471	3%

Operating Expense Margin	70.9%	75.3%		65.1%	66.3%

Operating Income	230	143	61%	1,692	1,610	5%

Operating Income Margin	7.9%	5.4%		14.3%	14.3%

Interest expense	32	19		103	71
Interest income and investment income, net	9	6		28	16
Earnings before Income Taxes	207	130	59%	1,617	1,555	4%

Provision (benefit) for income taxes (D)	(23)	35		361	434
Net Earnings	230	95	100 +%	1,256	1,121	12%

Net earnings attributable to noncontrolling interests	(1)	(1)		(7)	(6)
Net Earnings Attributable to The Estée Lauder Companies Inc.	$229	$94	100 +%	$1,249	$1,115	12%

Net earnings attributable to The Estée Lauder Companies Inc. per common share:
Basic	$.62	$.25	100 +%	$3.40	$3.01	13%
Diluted	.61	.25	100 +%	3.35	2.96	13%

Weighted average common shares outstanding:
Basic	368.1	368.8		367.1	370.0
Diluted	374.0	375.8		373.0	376.6

(A) In May 2016, the Company announced a multi-year initiative (Leading Beauty Forward) to build on its strengths and better leverage its cost structure to free resources for investment to continue its growth momentum.  Leading Beauty Forward is designed to enhance the Company’s go-to-market capabilities, reinforce its leadership in global prestige beauty and continue creating sustainable value.  During fiscal 2017, including during the fiscal 2017 fourth quarter, the Company continued to approve specific initiatives under Leading Beauty Forward.  The Company plans to approve additional initiatives through fiscal 2019 and expects to complete those initiatives through fiscal 2021.  The Company expects Leading Beauty Forward will result in related restructuring and other charges totaling between $600 million and $700 million, before taxes.  Once fully implemented, Leading Beauty Forward is expected to yield annual net benefits of between $200 million and $300 million, before taxes, of which a portion is expected to be reinvested in future growth initiatives.

During fiscal 2016, as part of the Company’s ongoing initiative to upgrade and modernize its systems and processes, the Company transitioned its global technology infrastructure (GTI) to fundamentally change the way it delivers information technology services internally.  This initiative is expected to result in operational efficiencies and reduce the Company’s information technology service and infrastructure costs in the future.  The implementation of this initiative was substantially completed during fiscal 2016.

THE ESTÉE LAUDER COMPANIES INC.

(B) In June 2017, the Company revised and approved financial projections for certain of its fiscal 2015 and 2016 acquisitions. In the process, the Company noted that actual results and the most recent projections were lower during their respective earn-out measurement periods than the financial targets made at June 30, 2016 and it reassessed the likelihood of achieving those targets.  As a result, the Company recognized a $58 million gain within selling, general and administrative expenses, to reflect the adjusted fair value of its contingent consideration, primarily related to the acquisitions of GLAMGLOW, Editions de Parfums Frédéric Malle and Le Labo as of June 30, 2017.  The gain recognized for the 2017 full fiscal year was $57 million.

(C) The Company performs annual impairment tests for each of its reporting units.  In addition, the Company may perform interim impairment tests as a result of changes in circumstances and certain financial indicators.  Such tests may conclude that the carrying value of certain assets exceed their estimated fair values, resulting in the recognition of impairment charges.

During the fourth quarter of fiscal 2017, the Company recorded goodwill impairment charges related to the Editions de Parfums Frédéric Malle and RODIN olio lusso reporting units of $22 million and $6 million, respectively.  Additionally, during the fourth quarter of fiscal 2017, the Company recognized impairment charges related to the RODIN olio lusso trademark, customer relationship and persona intangible assets of $3 million.

(D) In the fourth quarter of fiscal 2017, China enacted a favorable change to its tax law that expanded the corporate income tax deduction allowance for advertising and promotional expenses.  As a result of the new law, in the fourth quarter of fiscal 2017, the Company released into income its previously established deferred tax asset valuation allowance of approximately $75 million related to its accumulated carryforward of excess advertising and promotional expenses.

THE ESTÉE LAUDER COMPANIES INC.

Total returns and charges associated with restructuring activities and other adjustments included in net earnings for the three months and year ended June 30, 2017 and 2016 were:

			Operating Expenses
				Other			Diluted
(Unaudited)	Sales	Cost of	Restructuring	Charges/		After	Earnings
(In millions, except per share data)	Returns	Sales	Charges	Adjustments	Total	Tax	Per Share

Three Months Ended June 30, 2017
Leading Beauty Forward	$—	$ 5	$ 52	$ 21	$ 78	$ 55	$ .15
Contingent consideration	—	—	—	(58)	(58)	(42)	(.11)
Intangible asset impairments	—	—	—	31	31	23	.06
China deferred tax asset valuation allowance reversal	—	—	—	—	—	(75)	(.20)
Total	$—	$ 5	$ 52	$ (6)	$ 51	$ (39)	$(.10)

Year Ended June 30, 2017
Leading Beauty Forward	$ 2	$15	$122	$ 73	$212	$143	$ .38
Contingent consideration	—	—	—	(57)	(57)	(44)	(.12)
Intangible asset impairments	—	—	—	31	31	23	.06
China deferred tax asset valuation allowance reversal	—	—	—	—	—	(75)	(.20)
Total	$ 2	$15	$122	$ 47	$186	$ 47	$ .12

			Operating Expenses
				Other			Diluted
(Unaudited)	Sales	Cost of	Restructuring	Charges/		After	Earnings
(In millions, except per share data)	Returns	Sales	Charges	Adjustments	Total	Tax	Per Share

Three Months Ended June 30, 2016
Global Technology Infrastructure	$—	$—	$ 17	$ 3	$ 20	$12	$.03
Leading Beauty Forward	1	—	75	4	80	56	.15
Contingent consideration	—	—	—	(8)	(8)	(4)	(.01)
Total	$ 1	$—	$ 92	$ (1)	$ 92	$64	$.17

Year Ended June 30, 2016
Global Technology Infrastructure	$—	$—	$ 46	$ 7	$ 53	$34	$.09
Leading Beauty Forward	1	—	75	5	81	56	.15
Contingent consideration	—	—	—	8	8	8	.02
Total	$ 1	$—	$121	$20	$142	$98	$.26

THE ESTÉE LAUDER COMPANIES INC.

SUMMARY OF CONSOLIDATED RESULTS

(Unaudited; Dollars in millions)

	Three Months Ended June 30
	Net Sales		Percent Change		Operating Income (Loss)		Percent Change
	2017	2016	Reported Basis	Constant Currency	2017	2016	Reported Basis

Results by Geographic Region
The Americas	$1,173	$1,103	6%	6%	$48	$36	33%
Europe, the Middle East & Africa	1,173	1,073	9	12	247	184	34
Asia/Pacific	548	471	16	18	13	23	(43)
Subtotal	2,894	2,647	9	11	308	243	27
Returns and charges associated with restructuring and other activities	—	(1)			(78)	(100)
Total	$2,894	$2,646	9%	11%	$230	$143	61%

Results by Product Category
Skin Care	$1,072	$1,032	4%	6%	$186	$141	32%
Makeup	1,311	1,128	16	18	151	116	30
Fragrance	362	328	10	12	(42)	(27)	(56)
Hair Care	140	143	(2)	(1)	13	16	(19)
Other	9	16	(44)	(44)	—	(3)	100
Subtotal	2,894	2,647	9	11	308	243	27
Returns and charges associated with restructuring and other activities	—	(1)			(78)	(100)
Total	$2,894	$2,646	9%	11%	$230	$143	61%

This earnings release includes some non-GAAP financial measures relating to charges associated with restructuring and other activities, goodwill and other intangible asset impairments, the changes in the fair value of contingent consideration and the China deferred tax asset valuation allowance reversal.  The following is a reconciliation between the non-GAAP financial measures and the most directly comparable GAAP measures for certain consolidated statements of earnings accounts before and after these items.  The Company uses certain non-GAAP financial measures, among other financial measures, to evaluate its operating performance, which represent the manner in which the Company conducts and views its business.  Management believes that excluding certain items that are not comparable from period to period, or reflect the Company’s underlying ongoing business, provides transparency for such items and helps investors and others compare and analyze operating performance from period to period.  In the future, the Company expects to incur charges or adjustments similar in nature to those presented below; however, the impact to the Company’s results in a given period may be highly variable and difficult to predict.  Our non-GAAP financial measures may not be comparable to similarly titled measures used by, or determined in a manner consistent with, other companies.  While the Company considers the non-GAAP measures useful in analyzing its results, they are not intended to replace, or act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with GAAP.

The Company operates on a global basis, with the majority of its net sales generated outside the United States.  Accordingly, fluctuations in foreign currency exchange rates can affect the Company’s results of operations.  Therefore, the Company presents certain net sales, operating results and diluted earnings per share information excluding the effect of foreign currency rate fluctuations to provide a framework for assessing the performance of its underlying business outside the United States.  Constant currency information compares results between periods as if exchange rates had remained constant period-over-period.  The Company calculates constant currency information by translating current-period results using prior-year period weighted average foreign currency exchange rates.

THE ESTÉE LAUDER COMPANIES INC.

Reconciliation of Certain Consolidated Statements of Earnings Accounts

Before and After Returns, Charges and Other Adjustments

(Unaudited; In millions, except per share data and percentages)

	Three Months Ended June 30, 2017					Three Months Ended June 30, 2016
	As Reported	Returns/ Charges/ Adjustments	Adjusted	Impact of foreign currency translation	Constant Currency	As Reported	Returns/ Charges/ Adjustments	Adjusted	% Change versus Prior Year Before Charges	% Change Constant Currency
Net Sales	$2,894	$—	$2,894	$43	$2,937	$2,646	$1	$2,647	9%	11%
Cost of sales	613	(5)	608			511	—	511
Gross Profit	2,281	5	2,286			2,135	1	2,136	7%
Gross Margin	78.8%		79.0%			80.7%		80.7%

Operating expenses	2,051	(46)	2,005			1,992	(91)	1,901	5%
Operating Expense Margin	70.9%		69.3%			75.3%		71.8%

Operating Income	230	51	281			143	92	235	20%
Operating Income Margin	7.9%		9.7%			5.4%		8.9%

Provision (benefit) for income taxes	(23)	90	67			35	28	63
Net Earnings Attributable to The Estée Lauder Companies Inc.	229	(39)	190			94	64	158	20%

Diluted net earnings attributable to The Estée Lauder Companies Inc. per common share	.61	(.10)	.51	.01	.52	.25	.17	.42	21%	25%

	Year Ended June 30, 2017					Year Ended June 30, 2016
	As Reported	Returns/ Charges/ Adjustments	Adjusted	Impact of foreign currency translation	Constant Currency	As Reported	Returns/ Charges/ Adjustments	Adjusted	% Change versus Prior Year Before Charges	% Change Constant Currency
Net Sales	$11,824	$2	$11,826	$187	$12,013	$11,262	$1	$11,263	5%	7%
Cost of sales	2,437	(15)	2,422			2,181	—	2,181
Gross Profit	9,387	17	9,404			9,081	1	9,082	4%
Gross Margin	79.4%		79.5%			80.6%		80.6%

Operating expenses	7,695	(169)	7,526			7,471	(141)	7,330	3%
Operating Expense Margin	65.1%		63.6%			66.3%		65.0%

Operating Income	1,692	186	1,878			1,610	142	1,752	7%
Operating Income Margin	14.3%		15.9%			14.3%		15.6%

Provision for income taxes	361	139	500			434	44	478
Net Earnings Attributable to The Estée Lauder Companies Inc.	1,249	47	1,296			1,115	98	1,213	7%

Diluted net earnings attributable to The Estée Lauder Companies Inc. per common share	3.35	.12	3.47	.12	3.59	2.96	.26	3.22	8%	11%

THE ESTÉE LAUDER COMPANIES INC.

The impact on operating results for the adjustments related to the changes in fair value of contingent consideration and the goodwill and other intangible asset impairments by product category and geographic region for the three months and year ended June 30, 2017 and 2016 is as follows:

	Operating Results
	Three Months Ended June 30, 2017			Year Ended June 30, 2017			Three Months Ended June 30, 2016	Year Ended June 30, 2016
(Unaudited; In millions)	Contingent Consideration	Intangible Asset Impairments	Net Impact	Contingent Consideration	Intangible Asset Impairments	Net Impact	Contingent Consideration
By Product Category:
Skin Care	$(31)	$9	$(22)	$(24)	$9	$(15)	$(14)	$(5)
Fragrance	(27)	22	(5)	(33)	22	(11)	6	13
Total	$(58)	$31	$(27)	$(57)	$31	$(26)	$(8)	$8

By Geographic Region:
The Americas	$(46)	$17	$(29)	$(43)	$17	$(26)	$(12)	$—
Europe, the Middle East & Africa	(12)	14	2	(14)	14	—	4	8
Total	$(58)	$31	$(27)	$(57)	$31	$(26)	$(8)	$8

Excluding the impact of the charges associated with restructuring and other activities, the changes in fair value of contingent consideration and the goodwill and other intangible asset impairments, operating results for the three months and year ended June 30, 2017 would have increased/(decreased) as follows:

	Operating Results
(Unaudited)	Three Months Ended June 30, 2017	Year Ended June 30, 2017
By Product Category:
Skin Care	29%	19%
Fragrance	(100)+%	4%

By Geographic Region:
The Americas	(21)%	(25)%
Europe, the Middle East & Africa	32%	16%

Total operating income in constant currency for the three months and year ended June 30, 2017, excluding the impact of the above adjustments, increased 24% and 11%, respectively.

THE ESTÉE LAUDER COMPANIES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; In millions)

	June 30 2017	June 30 2016
ASSETS
Current Assets
Cash and cash equivalents	$1,136	$914
Short-term investments	605	469
Accounts receivable, net	1,395	1,258
Inventory and promotional merchandise, net	1,479	1,264
Prepaid expenses and other current assets	349	320
Total Current Assets	4,964	4,225

Property, Plant and Equipment, net	1,671	1,583
Other Assets	4,933	3,415
Total Assets	$11,568	$9,223

LIABILITIES AND EQUITY
Current Liabilities
Current debt	$189	$332
Accounts payable	835	717
Other accrued liabilities	1,799	1,632
Total Current Liabilities	2,823	2,681

Noncurrent Liabilities
Long-term debt	3,383	1,910
Other noncurrent liabilities	960	1,045
Total Noncurrent Liabilities	4,343	2,955

Total Equity	4,402	3,587
Total Liabilities and Equity	$11,568	$9,223

SELECT CASH FLOW DATA

(Unaudited; In millions)

	Year Ended June 30
	2017	2016
Cash Flows from Operating Activities
Net earnings	$1,256	$1,121
Depreciation and amortization	464	415
Deferred income Taxes	(118)	(94)
Other items	177	202
Changes in operating assets and liabilities:
Increase in accounts receivable, net	(92)	(101)
Increase in inventory and promotional merchandise, net	(85)	(69)
Increase in other assets, net	(80)	(72)
Increase in accounts payable and other liabilities	278	387
Net cash flows provided by operating activities	$1,800	$1,789

Capital expenditures	$504	$525
Acquisition of businesses	1,681	101
Purchase of investments, net	41	643
Payments to acquire treasury stock	413	890
Dividends paid	486	423
Proceeds from issuance of long-term debt, net	1,498	616

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